Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Christopher L. Boone
Chief Financial Officer
936-631-2749

DRG&L:
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES ANNOUNCES

PUBLIC OFFERING OF COMMON STOCK

LUFKIN, Texas – February 27, 2012 – Lufkin Industries, Inc. (NASDAQ: LUFK) (the “Company”) announced today that it has commenced an underwritten public offering (the “Offering”) of 2,500,000 shares of common stock pursuant to an effective shelf registration statement. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 375,000 shares.

The Company intends to use the net proceeds from the Offering to repay all of the borrowings outstanding under its new delayed draw temporary term loan (if any) and all of the borrowings outstanding under its revolving credit facility. Fifty percent of any remaining proceeds will be used to repay a portion of the borrowings outstanding under its term loan and fifty percent will be used for general corporate purposes. The Company intends to use a portion of the funds incurred under its revolving credit facility to fund the purchase price of its acquisition of Zenith Oilfield Technology.

Barclays Capital and J.P. Morgan will act as joint book-running managers for the Offering. BofA Merrill Lynch and Wells Fargo Securities will act as senior co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Offering may be made only by means of a prospectus supplement and accompanying base prospectus.

Lufkin Industries, Inc. ¿ 601 South Raguet ¿ Lufkin, Texas 75902 ¿ (936) 634-2211

A copy of the preliminary prospectus supplement and accompanying base prospectus meeting such requirements relating to the offering may be obtained from the offices of:

Barclays Capital

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Toll-free: 888-603-5847

Email: Barclaysprospectus@broadridge.com

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

Phone: 866-803-9204

You may also obtain these documents for free when they are available from the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

Lufkin Industries, Inc. sells and services oilfield pumping units, well automation systems, gas lift and plunger lift systems, progressing cavity pumps, well completion products, foundry castings and power transmission products throughout the world.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements, including, in particular, statements about Lufkin Industries’ plans and intentions with respect to the proposed issuance of shares of its common stock and the use of proceeds thereof. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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LUFK-IR

Lufkin Industries, Inc. ¿ 601 South Raguet ¿ Lufkin, Texas 75902 ¿ (936) 634-2211